NEWS RELEASE




Date:             January 27, 2005

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Sr. Vice President & CFO

To:               News Media

Release Date:     Immediate



                          PEOPLES BANCORPORATION, INC.

                           ANNOUNCES 2004 EARNINGS AND

                             QUARTERLY CASH DIVIDEND


--------------------------------------------------------------------------------

Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina; Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $3,528,000, or $0.58 per diluted share for the year ending December 31, 2004, compared to $5,044,000 or $0.84 per diluted share for the year ending December 31, 2003. For the fourth quarter 2004, the Company reported total consolidated earnings of $968,000, or $0.16 per diluted share, compared to $271,000 or $0.04 per diluted share for the same period of 2003. Return on average equity for the year ending and quarter ending December 31, 2004, were 9.45% and 10.09%, compared to 14.52% and 3.00%, respectively, for the year and quarter ending December 31, 2003.

Total assets at December 31, 2004 were $429,796,000, a 1.91% increase over the $421,756,000 in total assets at December 31, 2003. At December 31, 2004, total gross loans (excluding loans held for sale) and deposits were $325,903,000 and $346,145,000, compared to $296,252,000 and $353,329,000 at December 31, 2003,
respectively.

Commenting on the Company's 2004 performance, Company President R. Riggie Ridgeway stated, "We are pleased to report that the Company's core earnings continued to improve in the fourth quarter. The strong lending culture of our three banks is evident by the 10% growth in core loans experienced in 2004." Ridgeway continued, "Because of a dramatic drop in mortgage refinancing activity in the past year, the Company experienced a $5,937,000, or 78%, decrease in fees associated with its mortgage lending activity in 2004 when compared to 2003. As a result, the Company made a decision to completely exit the wholesale mortgage lending arena. This departure began during the third quarter and was completed by December 31, 2004." In closing Ridgeway added, "We are pleased with the performance of all three of our banks in their respective markets, and have a positive outlook about our Company's opportunities for continued growth and profitability."

In other business, the Company announced that its Board of Directors had approved a quarterly cash dividend of $0.05 per share payable on April 4, 2005 to shareholders of record as of March 18, 2005.

Currently, The Peoples National Bank maintains four (4) locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results will be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and is included in the Company's Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, which are or will be available from the Securities and Exchange Commission's public reference facilities or from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                              Three Months Ended
                                                 December 31,
                                                 ------------
                                               2004         2003       Change
                                               ----         ----       ------
Income Statement
  Net interest income ..................      $3,919       $3,347         17.09%
  Provision for loan losses ............         153           99         54.55%
  Other income .........................         970        1,024         -5.27%
  Other expenses .......................       3,301        3,868        -14.66%
                                              ------       ------
     Income before income taxes ........       1,435          404        255.20%
  Provision for income taxes ...........         467          133        251.13%
                                              ------       ------
     Net Income ........................      $  968       $  271        257.20%
                                              ======       ======

  Return on average assets .............        0.89%        0.25%
  Return on average equity .............       10.09%        3.00%

Net income per common share*
  Basic ................................      $ 0.17       $ 0.05
  Diluted ..............................      $ 0.16       $ 0.04

                                                    Year Ended
                                                    December 31,
                                                    ------------
                                                  2004         2003      Change
                                                  ----         ----      ------
Income Statement
  Net interest income ...................      $14,622      $13,381        9.27%
  Provision for loan losses .............          589        1,106      -46.75%
  Other income ..........................        4,996       10,302      -51.50%
  Other expenses ........................       13,847       14,665      -5.58%
                                               -------      -------
     Income before income taxes .........        5,182        7,912      -34.50%
  Provision for income taxes ............        1,654        2,868      -42.33%
                                               -------      -------
     Net Income .........................      $ 3,528      $ 5,044      -30.06%
                                               =======      =======

  Return on average assets ..............         0.82%        1.18%
  Return on average equity ..............         9.45%       14.52%

Net income per common share*
  Basic .................................      $  0.61      $  0.87
  Diluted ...............................      $  0.58      $  0.84

                                                   December 31,
                                                   ------------
                                                 2004         2003       Change
                                                 ----         ----       ------
Balance Sheet
  Total assets ..........................     $429,796      $421,756       1.91%
  Mortgage loans held for sale ..........            0         5,101    -100.00%
  Loans, net ............................      322,212       292,814      10.04%
  Allowance for loan losses .............        3,691         3,438       7.36%
  Securities ............................       71,247        86,493     -17.63%
  Total earning assets ..................      400,809       399,925       0.22%
  Total deposits ........................      346,145       353,329      -2.03%
  Shareholders' equity ..................       38,240        36,161       5.75%
  Book value per share* .................         6.57          6.23       5.46%

* Share data has been restated to reflect the 3-for-2 stock split issued in October 2004 and the 5% stock dividend declared in December 2004.